As filed with the Securities and Exchange Commission on November 6, 1996
                                                 Registration No. 333-
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                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549

                                   Form S-8

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                       Commercial Net Lease Realty, Inc.
                     (formerly CNL Realty Investors, Inc.)
              (Exact name of registrant as specified in charter)

              Maryland                                 56-1431377
    (State or other jurisdiction          (I.R.S. Employer Identification No.)
  of incorporation or organization)


                       400 East South Street, Suite 500
                            Orlando, Florida  32801
                                (407) 422-1574
         (Address, including zip code, of Principal Executive Offices)

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           1992 Commercial Net Lease Realty, Inc. Stock Option Plan
                           (Full title of the Plan)

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                             James M. Seneff, Jr.
                            Chief Executive Officer
                       Commercial Net Lease Realty, Inc.
                       400 East South Street, Suite 500
                            Orlando, Florida  32801
           (Name, address, including zip code, of agent for service)

                                (407) 422-1574
         (Telephone number, including area code, of agent for service)

                                  Copies to:
                           Thomas H. McCormick, Esq.
                       Shaw, Pittman, Potts & Trowbridge
                              2300 N Street, N.W.
                            Washington, D.C.  20037

                        Calculation of Registration Fee

   -------------------------------------------------------------------------
   Title of securities to       Amount of shares          Proposed maximum
        be registered           to be registered         aggregate offering
                                                           price per unit
   -------------------------------------------------------------------------
        Common Stock               600,000(1)                $13.875(2)
   -------------------------------------------------------------------------
      Proposed maximum           Amount of reg-
     aggregate offering         registration fee
            price
   -------------------------------------------------------------------------
       $8,325,000(2)                $2,523
   -------------------------------------------------------------------------

(1) This Registration Statement shall also cover any additional shares of Common Stock which become issuable under the 1992 Commercial Net Lease Realty, Inc. Stock Option Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the Company's outstanding shares of Common Stock.

(2) Estimated solely for the purpose of computing the registration fee. Pursuant to Rule 457(h), the calculation of the reg-istration fee is based on the price at which options may be exercised, or if such price is not known, upon the basis of average of the high and low prices of the Registrant's Common Stock on the New York Stock Exchange on November 2, 1996.




                                    PART II
              Information Required in the Registration Statement

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

      The following documents are incorporated herein by reference:

      (a) The Registration Statement on Form S-8 as filed by CNL Realty Investors, Inc., a Delaware corporation (formerly Golden Corral Realty Corporation), on August 20, 1992 (File No 33-51124);

      (b) The Registration of Securities of Certain Successor Issuers on Form 8-B as filed by the Registrant as successor to Commercial Net Lease Realty, Inc., a Delaware corporation on August 3, 1994;

      (c) The Annual Report of Commercial Net Lease Realty, Inc., a Delaware corporation (formerly CNL Realty Investors, Inc.) on Form 10-K for its fiscal year ended December 31, 1995, filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act");

      (d) All other reports filed by Commercial Net Lease Realty, Inc., a Delaware corporation (formerly CNL Realty Investors, Inc.) pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the registrant's fiscal year ended December 31, 1995; and

      (e) The description of the Common Stock of par value $.01, contained in the Registration Statement of Commercial Net Lease Realty, Inc., a Delaware corporation on Form S-11 (No. 2-92784), the Registration Statement on Form S-2 (No. 33-61214), and the Registration Statement on Form S-2 (No. 33-69072), including all amendments thereto, as filed with the U.S. Securities and Exchange Commission.

      In addition, all documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES.

      Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

      Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      The Corporation's Articles of Incorporation and Bylaws require it to indemnify to the fullest extent permitted by and under the applicable provisions of the Maryland General Corporation Law ("MGCL"), any person who is or was, or who agrees to become, a director or officer of the Corporation or, while a director of the Corporation, is or was serving or agrees to serve at the request of the Corporation, as a director, officer, partner, joint venturer, employee or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise (including the heirs, executors, administrators or estate of such person) (any "Mandatory Indemnitee") who, by reason of his or her status or service as such was, or is threatened to be made a party, or otherwise involve in any civil, criminal, administrative or investigative proceeding. This mandatory indemnification extends to all liability and loss suffered, and expenses (including, without limitation, attorneys' fees, judgments, fines, penalties and amounts paid in settlement) actually and reasonably incurred by a Mandatory Indemnitee in connection with any such proceeding. Notwithstanding the foregoing, the Corporation is not required to indemnify a Mandatory Indemnitee in connection with a proceeding instituted by such Mandatory Indemnitee unless the proceeding was authorized by the Board of Directors. Pursuant to the MGCL, such mandatory indemnification is permitted unless it is established that (i) the act or omission of the Mandatory Indemnitee seeking indemnification was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active or deliberate dishonesty or (ii) that the Mandatory Indemnitee seeking indemnification actually received an improper personal benefit in money, property or services; or in the case of a criminal proceeding, had reasonable cause to believe that the act or omission was unlawful. The Corporation's Articles of Incorporation and Bylaws require that it reimburse reasonable expenses in advance of the final disposition of a proceeding, and without determination of the ultimate entitlement to indemnification, to any Mandatory Indemnitee seeking such reimbursement provided that such Mandatory Indemnitee first provides the Corporation with
(i) a written affirmation of his or her good faith belief that he or she meets the standard of conduct necessary for indemnification under the MGCL and (ii) a written undertaking, by or on behalf of the Mandatory Indemnitee, to repay the amount advanced if it should ultimately be determined that the applicable standard of conduct has not been met.

      The Articles of Incorporation and Bylaws also provide that (i) the Corporation may, but is not required to, provide indemnification, payment or reimbursement of expenses to any employee or agent of the Corporation in such capacity or any person who is or was serving at the request of the Corporation as a director, officer, partner, joint venturer, employee, trustee or agent of another corporation or entity; (ii) the Board of Directors may authorize management to act on the Corporation's behalf in matters relating to indemnification, subject to any limitations that may be imposed by the Board of Directors and to the requirements of applicable law; (iii) such indemnification and payment or reimbursement of advances as may be permitted or required pursuant to the Bylaws shall be furnished in accordance with the procedures set forth in Section 2-418 of the MGCL or any successor statute thereto; and (iv) permit the Corporation to provide such other and further indemnification or provision for the payment or advancement of expenses as may be permitted by the MGCL for directors of Maryland corporations. The Bylaws also provide that the indemnification and related rights granted thereby are not exclusive of any rights that a person may have or acquire under any statute, provision of the Corporation's Articles of Incorporation or Bylaws, agreement, act of the stockholders or disinterested stockholders, or otherwise provides for indemnification under certain circumstances.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

      Not applicable.

ITEM 8.  EXHIBITS.

      Item Number as per Item 601 of Regulation S-K.

      5. Opinion of Shaw, Pittman, Potts & Trowbridge, Counsel for the Registrant, with respect to the legality of the Common Stock of the Registrant registered hereunder (filed herewith)

      23.   (a)   Consent of Shaw, Pittman, Potts & Trowbridge (contained in the opinion filed as Exhibit 5 hereto) (filed herewith)
            (b)   Consent of KPMG Peat Marwick LLP (filed herewith)

      24.   Power of Attorney (filed as part of signature page)

ITEM 9.  UNDERTAKINGS.

ITEM 512(A).      Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs a(1)(i) and a(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


ITEM 512(B). Registrant undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

ITEM 512(H). Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.





                                  SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Orlando, State of Florida, on November 1, 1996.

                                    COMMERCIAL NET LEASE REALTY, INC.
                                    a Maryland corporation
                                    (Registrant)

                                    /s/James M. Seneff, Jr.
                                    ---------------------------------
                                    James M. Seneff, Jr.
                                    Chief Executive Officer



                               POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned constitutes and appoints Robert A. Bourne and James M. Seneff, Jr., and each of them, with full power to act without the other, his true and lawful attorneys-in-fact and agents with full and several power of substitution for him and in his name, place, and stead, in any and all capacities, to sign any and all registration statements relating to Common Stock (the "Securities") of Commercial Net Lease Realty, Inc. (the "Company") to be issued under the Commercial Net Lease Realty, Inc. 1992 Stock Option Plan, and any amendments, including post-effective amendments and supplements thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto each said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, including executing and delivering all documents, instruments, agreements and regulatory or governmental filings to the Securities and Exchange Commission and any applicable securities or Blue Sky authorities of any state or other jurisdiction or any other regulatory authority in connection with the registration, offer or sale of the Securities, as fully to all intents and purposes as they or he might or could do in person, hereby ratifying and confirming all that each said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      IN WITNESS WHEREOF, each of the undersigned has executed this power of attorney in the capacities and on the dates indicated.

Name                             Title                     Date
----                             -----                     ----


/s/James M. Seneff, Jr.          Chief Executive Officer   November 1, 1996
----------------------------     and Director
James M. Seneff, Jr.


/s/Robert A. Bourne              Secretary-Treasurer and   November 1, 1996
----------------------------     Director
Robert A. Bourne


/s/Kevin B. Habicht              Chief Financial Officer   November 1, 1996
----------------------------
Kevin B. Habicht


/s/Edward Clark                  Director                  November 1, 1996
----------------------------
Edward Clark


/s/Willoughby T. Cox, Jr.        Director                  November 1, 1996
----------------------------
Willoughby T. Cox, Jr.


/s/Clifford R. Hinkle            Director                  November 1, 1996
----------------------------
Clifford R. Hinkle


/s/Ted B. Lanier                 Director                  November 1, 1996
----------------------------
Ted B. Lanier